EXHIBIT 99.1
Conference Call Transcript

CAT - Q1 2010 Caterpillar Inc. Earnings Conference Call

EVENT DATE/TIME: APR 26, 2010 / 11:00AM  EDT

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar Inc. - Director, IR

 Doug Oberhelman
 Caterpillar Inc. - Vice Chairman & CEO elect

 Jim Owens
 Caterpillar Inc. - Chairman & CEO

 Dave Burritt
 Caterpillar Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Alexander Blanton
 Ingalls & Snyder - Analyst

 Mark Koznarek
 Cleveland Research Company - Analyst

 Seth Weber
 RBC Capital Markets - Analyst

 Ann Duignan
 JPMorgan Securities - Analyst

 David Raso
 ISI Group - Analyst

 Henry Kirn
 UBS Securities - Analyst

 Eli Lustgarten
 Longbow Research - Analyst

 Joel Tiss
 Buckingham Research Group - Analyst

 Jamie Cook
 Credit Suisse - Analyst

 Ted Grace
 Avondale Partners - Analyst

 Andrew Casey
 Wells Fargo Securities - Analyst

 Barry Bannister
 Stifel Nicolaus - Analyst

 Andrew Obin
 BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar first-quarter 2010 earnings results.

At this time all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Mike DeWalt, Director of Investor Relations. Sir, the floor is yours.

 Mike DeWalt - Caterpillar Inc. - Director, IR

Thank you very much. Good morning, everyone, and welcome to Caterpillar's first-quarter earnings conference call. I'm Mike DeWalt, the Director of Investor Relations, and I am pleased to have our Chairman and CEO, Jim Owens; our Vice Chairman and Chairman-Elect, Doug Oberhelman; and our CFO, Dave Burritt, with me on the call today.

This call is copyrighted by Caterpillar Inc. and any use, recording, or transmission of any portion of the call without the express written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the Investor section of our cat.com website or to the SEC's website where it will be furnished as a Form 8-K today.

In addition, what we will be discussing today is forward-looking and involves risks, uncertainties, and assumptions that could cause actual results to differ materially from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make actual results differ materially from our projections can be found in our cautionary statements under Item 1A, Risk Factors, of our Form 10-K filed with the SEC on February 19, 2010, and also in our Forward-Looking Statements language contained in today's release.

Earlier this morning we reported results for the first quarter and we updated our outlook for the full year of 2010. To start this morning I will quickly summarize the quarter and updated outlook, then we will take your questions.

Let's start with the quarter and what a difference a year makes. In the first quarter last year we were seeing rapidly declining demand, order cancellations, turmoil in credit markets, and declining economies across much of the world. At Caterpillar we were busy cutting production, costs, employment, and working capital. Our major focus was on three goals -- maintaining profitability, holding the dividend, and maintaining our mid-A credit rating -- and we were successful at all three.

This year's first quarter saw a very different picture. Capital markets are in much better shape than last year, demand for our products is rising, and we are seeing it in most geographic regions, although it's much more robust in the developing countries of Asia, Latin America, Africa/Middle East and the CIS.

We are also seeing a significant pickup in mining globally. In fact, we have already filled our available 2010 production slots for some of our large truck models and are taking orders for 2011. Demand for aftermarket service parts in our Machinery and Engine businesses is very strong and gained steam as we moved through the quarter. This is usually a good indicator of how much work is getting done in the field and the strength we have seen is encouraging.

We are working with our suppliers and within our own factories to ramp up production and in some cases to accelerate planned capacity additions.

In terms of employment, we are able to absorb a portion of the production improvement with the existing workforce by winding down the rolling plant shutdowns that we used last year to manage production declines. However, we are also selectively adding to employment to support increasing demand. We are seeing employment increases in our factories in Asia and Latin America where the demand improvement is the strongest, and also in key US facilities that are seeing strong export demand. Employees in those factories certainly understand the importance of free trade.

I think the contrast between last year and this year can be summed up by saying last year we were rapidly ramping down and faced a very negative economic climate. This year we are rapidly ramping up and are seeing much better prospects for the world economy.

Sales and revenues in the first quarter were $8.2 billion, and that was down about $1 billion from the first quarter of last year. Now given my positive comments about the economic environment, you may be asking why are sales and revenues lower than the first quarter last year when demand is improving and we are ramping up production. Well, there are two main reasons:

  First, we ended 2008 with a strong order book for mining products and large engines. And while we saw cancellations and very few new orders, we did continue to produce and ship mining products, large engines, and turbines at relatively good levels throughout the first quarter of 2009.
  The second reason is that it does take some time to ramp up and not just in our factories. Our suppliers are seeing, in many cases, dramatically higher demand from us. We have increased production schedules throughout the quarter and March was our best month for sales and revenues since the end of 2008.
One other point about sales and that is throughout 2009 we talked a lot about the impact of dealer inventory changes and the very negative impact that had on our full-year 2009 sales as dealers shed inventory. This year we are expecting relatively flat dealer inventory and for the most part that is what happened in the first quarter. Overall, dealers held new machine inventories about flat, but took engine inventories down about $200 million.

While the midpoint of our outlook reflects relatively flat dealer inventories in 2010, in some regions inventories are becoming lean. And the higher we are this year in our outlook range, the more likely it is that collectively dealers may add some to their inventories later in the year.

Okay, let's turn to the first-quarter profit. Profit in the quarter was $0.36 a share and during the quarter we recorded a $90 million after-tax charge related to Medicare subsidy tax changes in the recently signed U.S. healthcare legislation. Excluding that charge, profit was $0.50 a share.

That compares with the first quarter of 2009 when we had a loss of $0.19 a share including redundancy costs of $558 million. Excluding the impact of redundancy, we earned a profit of $0.39 a share in the first quarter last year. Now again that is $0.50 a share in the first quarter this year excluding the Medicare charge and $0.39 a share in the first quarter last year excluding redundancy.

Okay, just a few key points about the quarter. Profit was higher despite lower sales volume and a negative product mix. Manufacturing costs were favorable $566 million, and included in that, labor and overhead costs, warranty, and material costs were all favorable.

SG&A and R&D costs were close to being neutral despite added costs for incentive compensation and pension expense.

Our machinery line of business was profitable for the first time since the third quarter of 2008 and Engine operating profit as a percent of sales improved sequentially from the fourth quarter of 2009. Cash flow was a positive and our Machinery and Engines debt to capital ratio improved from year-end 2009.

All-in-all it was a good quarter. Demand and order rates have picked up, we are ramping up production, efficiency is improving, costs were down, and the balance sheet continues to improve.

Okay, that was a quick look at the quarter. Now let's turn to the outlook. This morning we raised guidance for sales and revenues and for profit. Our original outlook reflected sales and revenues up 10% to 25% from 2009 and in dollars that was a range of $35.6 to $40.5 billion with a midpoint of about $38 billion. The revised outlook we provided this morning has a top-line range of $38 to $42 billion with a midpoint at $40 billion.

In terms of profit, the original outlook expected $2.50 a share at the midpoint of the sales and revenues range and our revised outlook this morning reflects a range of $2.50 to $3.25 per share with a midpoint of $2.88. And a point of clarification, that outlook does include the negative impact of the first-quarter tax charge related to the U.S. healthcare legislation. In other words, our profit expectation for the year would have been higher if the bill had not been enacted.

Now there are four main reasons for the improvement in our outlook this morning. First, while our original outlook for 2010 did expect growth in developing countries, it's now looking even stronger. Engine sales, particularly for gas turbines, are looking better than we expected. Sales of aftermarket parts, which are integral to and included in our Machinery and Engine businesses, are growing faster than expected. And, finally, mining is increasing more than in our original outlook.

Now in terms of costs in the outlook, in general what we said in our original outlook looks to be about on track and some key elements include favorable material costs for the full year; favorable manufacturing, labor, and overhead costs driven by improving factory efficiency; SG&A costs should be up slightly, excluding short-term incentive pay; and, as we said in our original outlook, we do expect higher R&D expense.

As a reminder, pension costs are up as well and included in manufacturing, SG&A, and the R&D lines.

Also, one other point. With profit improving we do expect increased short-term incentive pay and that is linked to improving financial results and is, as a result, highly aligned with shareholder interests. Okay, that is the outlook.

In summary, the first quarter was a very good start to the year. We are seeing positive increases in demand, our machine production is increasing and we raised the outlook for 2010.

Just one more comment before we move on to the Q&A section, and that is we are going to hold our annual analyst meeting this year in New York City on August 19 in the afternoon, so mark your calendars. We will provide you more details on that over the next couple of weeks.

And with that, we are ready to take your questions.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

And, Mike, maybe before we do that I would like to interject here a little bit. It's Doug Oberhelman speaking. As you all know, I will become CEO in about two months time and I thought given that this is Jim Owens last quarterly call I would mention a few key statistics of Jim's time in office here, what has happened during what will no doubt be one of the most interesting runs as CEO in our history where sales mushroomed and then sales tanked. And I will get into that in just a little bit.

Jim has done a -- we all think here -- a wonderful job for our company, and let me tell you some of that. Jim became our CEO on February 1, 2004. That seems like many lifetimes ago, Jim, but it went fast and here we are in 2010 already. That is six years and 24 quarters, for the record.

2003 earnings per share before Jim came in as CEO were $1.56 a share, and I know as I look back at some of these statistics I was -- I had forgotten a lot of this history. Of course, we peaked at $5.66 a share in 2008, which was a record of any time in our history.

2003 sales were $23 billion and I can remember so well a couple of studies we did at that time wondering how we were ever going to break above $20 billion where we had been stuck for six or seven years or so at that number. Sure enough, in 2008 we ballooned up to $51 billion and exceeded our -- Jim's strategic goal of $50 billion by 2010. Unfortunately, in 2009 we cut that back by almost 40% and now, as you see from our outlook for 2010, we are back up to $40 billion

This really gets interesting. During this period of time when Jim was our CEO and Chairman, our stock has risen almost 80%, even with the ups and downs of 2009; a tremendously successful run as CEO and Chairman. When Jim took over our quarterly dividend was $0.185. Today it's $0.42. That is a 125% increase.

And I will tell you that Jim was the main cheerleader, main arm-twister of our Board, and main driver of maintaining that dividend last year when everybody else was looking to cut around our industry in so many other companies. He was forthright in his determination that we were going to make it through it. We were going to be profitable in 2009, which we were; maintained our dividend and our cash flow, which we did; and it paid off very well for shareholders.

Employment is up about 25,000 during this period of time. It certainly was up more than that, but in the end we are still up over where he started. And I think what he really will be remembered for -- and all of you as shareholders and the sell-side probably don't know a lot of this -- but the internal things we changed on Vision 2020, which was his strategy plan that we are working on revising now again.

It brought us the growth in China and emerging markets. It brought us the Cat Production System. It brought us the improvements in quality we are seeing. It brought us efficiencies in our factories, set us up for the next few years which will really see these things pay off. And we are all pretty excited about that.

He set us up for the Tier 4-Stage 3b in Europe-emissions regulations. He brought us the acquisition of Progress Rail, which has turned out to be a real winner and one we are extremely happy with. And I know Jim is very proud of his attendance and membership in the Economic Advisory Council under President Obama.

Another final cap on this, market cap when Jim took over was about $27 billion. Today I noticed it's right at $45 billion. Just a great run with this giant roller coaster in the middle, but he got us through all of that. So, Jim, with that -- and this will be the first of many -- not the first but the first of many farewells between now and November 1. But congratulations to you and these statistics you can hold up with anybody anywhere in industry anytime.

 Jim Owens - Caterpillar Inc. - Chairman & CEO

 Thank you, Doug. I am speechless.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

 It is true, those are all facts. So Mike, we will go back to you and our Q&A session.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Okay, we are ready for Q&A. Thank you.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Alexander Blanton.

 Alexander Blanton - Ingalls & Snyder - Analyst

Good morning. My finger must have moved very quickly. I am with Ingalls & Snyder and my question is -- and I hope I have time answer for a second one, ask a second one. Last year you reduced dealer inventory by $3.9 billion so that if sales were $36.3 billion this year, for you they would be flat at the dealer level.

Now your low end of your sales guidance is really only a couple billion less than $2 billion above that, $36.3 billion, so that is really only about a 5% increase at the low end. If the dealer inventories are flat this year, dealers would be up 5% at the low end of your sales range. That doesn't seem like a lot considering what is going on in Asia, as you mentioned. So can you sort of elaborate as to why you have got such a low sales increase at the dealer level at the low end of the range?

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Alex, this is Mike. I will start that off. Just as a reminder, we did raise sales guidance today. The midpoint went up about $2 billion.

 Alexander Blanton - Ingalls & Snyder - Analyst

 I understand that.

 Mike DeWalt - Caterpillar Inc. - Director, IR

The midpoint of our guidance is $40 billion. I think we provide a range around that because there are uncertainties in terms of what is going forward. And not everything in the year is positive. There are some parts of the business that -- Engines, for example, we see as being flat this year, not a big increase at least at the midpoint.

I think if you were to look at new machine production and look at the percentages around that, that would look better than the total overall. I think you would find dealer sales to users are up more than what total sales are. Again, partly because engines are flat and the service-related businesses that were in the high 40's in terms of a percent of our total sales and revenues are much more stable than the Machine and Engine business.

So the bottom line to that is I think if you are just looking at new machine sales, percentage wise, that is where more of the increase is, new machine sales.

 Jim Owens - Caterpillar Inc. - Chairman & CEO

Maybe just one touch of color to that, too. As you know the recovery in machines sales, particularly in the United States, Europe, and Japan, the traditional OECD countries, is pretty anemic at this point. So we have very robust growth occurring across the Asia-Pacific theater, Latin America, and selected parts of Europe, Africa/ Middle East, but very anemic growth in the OECD world, which is a substantial percentage of the total industry globally.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Alex, if you would like to get back in the queue to do another question that would be fine, but we are going to try to keep everybody to one so we can get more people in.

 Operator

 Thank you.

Operator

 Mark Koznarek.

 Mark Koznarek - Cleveland Research Company - Analyst

Hi, Cleveland Research, good morning. I would like to ask a question around the turbine business because 90 days ago we thought that would be down pretty significantly. I guess at the meeting that you hosted out there last year there was -- people got the sense it was going to be down double digits and, you know, the guidance now seems to be flat.

First of all, I am wondering if those are reasonable suppositions in terms of the change and then if you can talk about where the demand improvement is coming from.

 Mike DeWalt - Caterpillar Inc. - Director, IR

Well, the second part of it being relatively flat, that is a pretty good supposition. The piece before that about it being down significantly, we never used those words. We said it would be off of the peaks of 2008 and 2009. We never really did give a percentage range, but I would have never called it significant.

And the improvement that we have seen is primarily for Solar in Latin America, both oil and gas and electric power.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

Let me just add a little bit to that, Mike. And Mark, you are right; we were definitely more bearish last August about Solar's 2010 than we are today. Several things have happened; Mike alluded to most of those.

I would say the biggest surprise we had was -- that is new since we talked to you last was a couple of very big orders in Latin America that are coming through in 2010 that we did not expect -- to surface. They did, and that really helped out the year for 2010.

Then, secondly, the phenomenon around shale gas in the US, which is growing everywhere and you can read about that constantly. But that is driving lots of new investment in drilling and that is full compression of course into the mainline gas lines in the United States. So those two things have been -- one, in the case of Latin America, a very positive outcome we did not know about at that time and shale gas has held up a lot more briskly than we thought.

So those two are the broader things that I would answer that with.

 Mark Koznarek - Cleveland Research Company - Analyst

Just to follow up on this turbine business, what roughly is the manufacturing cycle time? Are these two and three-quarter kind of production schedules or could we potentially even see further upward revision? If orders come in, could they still impact revenues later this year?

 Mike DeWalt - Caterpillar Inc. - Director, IR

I would say on the short end Solar would probably be six -- it depends a lot, Mark, on the product. But in my last discussions with them I think on the short end it's about a six-month lead time and on the longer end maybe a year or more, for some of the big, more complicated stuff.

 Jim Owens - Caterpillar Inc. - Chairman & CEO

 That would be for new packages. For their customer services side of the business, which is very substantial for them, they can react in shorter time frames.

 Mark Koznarek - Cleveland Research Company - Analyst

 Thank you.

Operator

 Seth Weber.

 Seth Weber - RBC Capital Markets - Analyst

RBC. Wondering if you could just -- you mentioned a couple of times how the mix was a negative drag on margins. I am wondering if you could -- if it's possible just to quantify that a little bit more, give us some more detail whether that was more on the Machinery or the Engine side.

And then as we look forward, is it possible to frame that with the guidance? If you see the revenue numbers coming in more towards the top end of the guidance, would that be more of a headwind or less of a headwind? Thank you.

 Mike DeWalt - Caterpillar Inc. - Director, IR

Generally speaking, the sales mix -- I will give you just a couple of points around the first quarter, then we can kind of talk about the year.

Now if you think back to last year, we had really high engine margins in the first quarter, relatively weak machine margins. If you look at the sales change quarter over quarter, machines held up pretty well; most of the decline was in engines. So in the first quarter a bigger decline in higher-margin engine business than machines.

Then if you get within machines and within engines, you see even more of it. We were producing large engines, turbines, mining product out of a backlog to a higher degree, let's say, in the first quarter of a year ago. So we had a pretty good engine mix, we had a pretty good machine mix, and engines were relatively stronger than machines. All of that kind of turned around here during the first quarter.

So those are the negatives. The positives -- there were some positives -- on balance it was negative for the quarter. There were a few positives, though. We talked a little bit ago about aftermarket. That has seen good improvement and that helped offset some of the other declines. If you -- as you look out through the full year, partly because of the inventory declines, the dealer inventory declines last year, we are going to have probably quite a rebound for much of the smaller product because it has more of an impact from the dealer inventory changes.

So our small BCP product production and sales on that is just going to be up substantially this year and a lot of it is from a dealer inventory impact. So I think as we progress through the year and the machine sales are up, we will continue to see this negative mix throughout the year. And it's -- we didn't quantify it in the release separately, but it's fairly significant.

 Seth Weber - RBC Capital Markets - Analyst

 Okay. So just to clarify, if you hit the top end of your revenue guidance do you think that would be a function of selling more of the lower margin product?

 Mike DeWalt - Caterpillar Inc. - Director, IR

Well, you know, I think in all things there is a range for all sorts of the product. In other words, there is a range for mining, there is a range for oil and gas. Jim made a point a bit ago about Solar service business, for example, being able to react. So I think there is plus and minus potential for probably each part of the business so it depends which part of the business drove us towards the top end.

 Seth Weber - RBC Capital Markets - Analyst

 Okay. All right, thanks very much, guys.

Operator

 Ann Duignan.

 Ann Duignan - JPMorgan Securities - Analyst

Good morning, guys, JPMorgan. My question is around seasonality. Maybe you could help us understand given that you are talking about ramping up production from here on out versus we normally would model Q2 being stronger and then Q3 weaker. How should we think about seasonality, particularly in machines, Mike, as we go through 2010? Because it's not a normal year.

 Mike DeWalt - Caterpillar Inc. - Director, IR

Seasonality is much more difficult to play in when you are at kind of an inflection point, I think, like we are now. Where we have moved from things getting worse to flattening out to moving up. So I think the way I would think about it is production will probably ramp as we go through the year.

 Ann Duignan - JPMorgan Securities - Analyst

 Okay, and then just a quick follow-up. Since you raised the midpoint of your revenues, how comfortable are you still that input costs will not now be a net negative?

 Mike DeWalt - Caterpillar Inc. - Director, IR

 You mean material costs?

 Ann Duignan - JPMorgan Securities - Analyst

 Yes.

 Mike DeWalt - Caterpillar Inc. - Director, IR

Yes. Well, material costs were actually favorable in the first quarter and part of that $566 million of manufacturing costs that we reported. So we are off to a pretty good start but in all things, you know, the outlook is a forecast and certainly things could change.

Based on where commodity prices are, our discussions with suppliers, the cost-reduction actions that we have enacted, the purchasing forward that we have done that, I think we are reasonably comfortable that we will have favorable material costs this year.

 Ann Duignan - JPMorgan Securities - Analyst

 Okay, I will get back in line. Thanks.

Operator

 David Raso.

 David Raso - ISI Group - Analyst

ISI, good morning. Just thinking about the implied incremental margins for the rest of the year. Year-over-year incrementals are implied around 18% and even if I want to add back $400 million of higher R&D in the rest of the year, incentive comp say around $250 million, it's still only implying 26% incrementals.

And I appreciate the mix, but I know we have discussed at times -- incrementals are different than absolute. I know BCP is not a good margin business on an absolute level, but year-over-year we spoke of BCP could get to breakeven this summer. That is a big incremental in that business, so what am I missing why even with the R&D and the incentive comp, 26% incremental margins? I mean, Machines revenues are going to be up 55% year over year the rest of the year as per guidance. Is there some thing I am missing about the incremental margins?

Mike DeWalt - Caterpillar Inc. - Director, IR

Just a couple of things, David. Our variable margin rate would be in the sort of mid-30's normally, so with that as a starting point we do have negative mix, like we have talked about, going forward. We do have a little bit higher R&D costs.

When you have big increases in volume that does drive a little bit of period cost in the factory. Incentive compensation is higher, that is related to higher profit. So I think those are all things that would take our variable margin rate and kind of mitigate it.

Again, I think it's R&D, I think it's incentive comp, I think it's product mix. And that is what would take our kind of mid-30's variable margin rate down into the mid-20's.

 David Raso - ISI Group - Analyst

But again, the mid-20's I had added it back to the R&D in the short term. If you want to go all-in, you are saying the normal mid-30's so I guess it would be cut in half to 18%. And I am just trying to be clear, is there something unique? I would have figured initially price versus cost. You are still guiding in a way that price versus cost maybe is not quite as robust as three months ago, but it's not a potential negative.

Mike DeWalt - Caterpillar Inc. - Director, IR

 If I -- it's hard for me to guess what is in your model, but I would suspect probably that maybe you are not factoring in enough for sales mix. I don't know.

 David Raso - ISI Group - Analyst

Okay, and real quick what it implies for 2011. If dealer inventory is flat, and I know Cat with the lane strategy is trying to keep the dealer inventory tight. I am just curious, what is management's view of a comfortable level for the dealer inventory? Because whatever you want to assume about retail growth in 2011, the dealers did take out $3.3 billion of inventory in 2009.

I know it's hard to handicap it, but what is the thought, either it be you, Mike, or Doug or Jim on in 2011 would it be logical that you can get half of the $3.3 billion back? What are you comfortable with and obviously it depends on how effective the lane strategy is, but what is the comfort level?

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

You have got it, David, and I would say at this stage it's going to be hard to judge 2011 for lots of reasons. But we are about -- we are just over halfway through implementation of our lane strategy right now, which we have got a long ways to go with that. Where it has -- where it is working, the dealers love it, we love it, and it's really going to pay off. But how that sorts out with the ramp up here in the rest of 2010 and how fast we can get that fully implemented is going to be part of the answer to 2011, as is the economic environment in 2011.

But we have got a view that between rentals, between dealer inventory, and between our finished goods inventory in lane one, that entire -- the aggregate of that mix is what we are aiming to improve on any prior cycle we have had. So it's a bit -- even if we wanted to comment about 2011, which we don't, we would not be in a position just yet to talk about the full impact of the lane strategy.

But it's coming and I think by the time we see you in August we will have a lot better, I think, idea of where that is going to end up. But we are still in the growth stage and formative stage of that as we go and many of you have heard that through you dealer surveys as well.

 David Raso - ISI Group - Analyst

 But is it fair to say that unlikely flat inventory in 2011 versus 2010?

 Mike DeWalt - Caterpillar Inc. - Director, IR

 David, this is Mike. I am going to interject. I think we will pass on talking about 2011 and we need to move on to the next question.

 David Raso - ISI Group - Analyst

 I appreciate it, thank you.

Operator

 Henry Kirn.

 Henry Kirn - UBS Securities - Analyst

Good morning, it's UBS. First off, congratulations to Jim and congratulations for a good quarter. Could you talk a little bit about how demand by end-market applications will shift in 2010 versus the last few years?

Mike DeWalt - Caterpillar Inc. - Director, IR

Well, definitely -- if we take Machines, definitely we are seeing increasing end-user demand in mining. Actually, if you look worldwide, things actually look slightly positive for residential, although North America is certainly down. Infrastructure spending around the world looks pretty good.

I think, generally speaking, if you look worldwide, again driven by the emerging market countries, I think most all of the end markets look from slightly to moderately positive. But mining is -- from a Machine standpoint is definitely looking best.

I think for Marine things are looking up right now in oil and gas. We talked about Solar a little bit ago and Doug touched on the shale gas. Electric power is looking a little bit better. Marine still weak and the MaK business is probably likely to decline. Marine is probably a weaker one.

Actually in the first quarter we had good sales from industrial. That piece of it I think turns a little quicker, so that is looking more positive. I think maybe with the exception of big Marine, I think most of the end markets are looking a little bit better.

 Henry Kirn - UBS Securities - Analyst

 Thanks a lot.

Operator

 Eli Lustgarten.

 Eli Lustgarten - Longbow Research - Analyst

Longbow Securities, good morning. We are going to miss you, Jim, but I hope you will help out your economics department a little bit.

Anyway, can we talk a little bit more about the cost side of it? With material costs going up this year, how far out are you hedged this year? Am I to assume that you are basically hedged for almost the entire year in most of your major steel costs?

As part of it, with emissions coming next year, you have higher material costs, you are going to have to face at one point or another emissions. What is the probability of seeing some sort of pre-buy both in the Engine and particularly in the Machinery side as you get toward the end of the year because of the potential for higher prices next year?

Mike DeWalt - Caterpillar Inc. - Director, IR

 That is one complicated question.

Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

Great question, Eli. Wow.

 Mike DeWalt - Caterpillar Inc. - Director, IR

I will start out the first part on material costs. We don't actually do a lot of hedging per se. There is a little bit, but not a lot.

What we have done a little bit more of this year is do some pre-buys. I guess you might call that a form of hedging. But we have gone out to some of our suppliers and done a little bit of pre-buying, both to lock in some supply and some price. And I think those mostly just go out through a couple of quarters so it's not massively extensive.

I think the biggest positive for us on material costs this year -- I think commodity costs will be up -- but we have done a lot of work to drive cost reduction, design and sourcing-related cost reduction. And our view is that is going to likely offset the commodity-related increases this year and keep us slightly favorable.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

Let me talk about Tier 4 a little bit, Eli, and you will be seeing our strategy on Tier 4 here rollout in the next few weeks and month or two in terms of what we intend to do with our models that we offer and our pricing strategy.

As you know, the off-road business really has never seen a pre-buy phenomenon like the on-road business has. Depending on the strength of the economy, when all of us in the industry announce 2011 strategies, I would expect some pressure from customers on some pre-buy. But, again, it's going to be spotty and dependent.

You have got to remember too Tier 4/3b only applies to Western Europe, Japan, and America and then it's a phase-in. The rest of the world has nothing to do with Tier 4 at the moment, which would be two-thirds of the business if not a little more. But I would expect in some models, in some zones geographically, we would see some heightened order activity mid-year, third quarter after they see how we are all going to come at this for 2011.

As it rolls on out through 2012 and 2013, as more and more of the horsepower ratings and ranges come in, and depending on what happens with the January 2011 early-model adopters, you could see some of that. I think we would expect something around that, but it's really difficult to predict at the moment with so much uncertainty in exactly the places where Tier 4 and 3b is going to occur, Western Europe and the US.

Jim Owens - Caterpillar Inc. - Chairman & CEO

 And it might not be that material, Eli, because of just sheer capacity in the fourth quarter given how fast things are ramping up.

 Eli Lustgarten - Longbow Research - Analyst

 Thank you.

Operator

 Joel Tiss.

 Joel Tiss - Buckingham Research Group - Analyst

 Buckingham Research. Of the $4 billion of underproduction in 2009, about how much came back in the first quarter?

Mike DeWalt - Caterpillar Inc. - Director, IR

Well, in the first quarter machine inventory was about flat. So in the first quarter a year ago, I think machine inventory declined about $300 million. So we said this year would be flat and for machines that's what happened actually in the first quarter. Dealers actually took a couple hundred million out for engines.

 Joel Tiss - Buckingham Research Group - Analyst

 That's on the production side?

Mike DeWalt - Caterpillar Inc. - Director, IR

Right. Plus production is essentially, for the most part, sales.

 Joel Tiss - Buckingham Research Group - Analyst

 Okay, thank you.

Operator

 Jamie Cook.

 Jamie Cook - Credit Suisse - Analyst

Good morning. I guess a quick question. Can you sort of comment internally how -- I guess the concern is if this recovery happens how you think Caterpillar is doing so far. I'm hearing surprising statistics in the channel already about sort of lead time issues on the machinery side. So if you could sort of comment where you are, where lead times are today for machinery relative to where we were sort of three or six months ago and your ability to -- what you are assuming if any in your forecast in terms of potential market share gains.

Mike DeWalt - Caterpillar Inc. - Director, IR

I'll start that question out and then I will let Jim and Doug chime in as they want to. But I think basically with the lane strategy, you almost have to look at this in pieces. It's not as simple as just what are lead times, because it really depends upon what channel they come out of. With lane one, for example, our target is about a 10-day lead time.

And except for a couple of products that are coming out of Japan and we actually underestimated demand, except for those couple of products, generally speaking that's about where we're at. So delivery time for the roughly 24% of machine sales that came out of lane in March, lead times are very, very short.

Now for a product that's just -- the dealers place on the factory and don't get out of lane one, we have moved in terms of quoted delivery time from sort of 11, 12 weeks to around 15 weeks. So it has moved out, and I think that is really a function of again being at an inflection point where we are in process of moving production up to a higher level.

I would point out, though, as a part of that we are giving preferential treatment to dealer orders that have a customer attached. So if there is a customer involved, those orders generally get shipped three or four weeks earlier than an inventory order, if a dealer is ordering to add to his inventory. So I think in the scheme of things, delivery times are going out but really aren't too bad.

 Jim Owens - Caterpillar Inc. - Chairman & CEO

Jim Owens. Just a brief comment. Capital goods are notoriously difficult to forecast. Three to six months ago, most of you, all of our dealers, and many of our customers were very pessimistic about the global economy and I don't think they saw the V-shaped recovery, particularly in a lot of commodity sectors and emerging markets, that was unfolding even at that time.

So we have had a very sharp bounce back in enthusiasm here and, quite frankly, our economics group was well ahead of most marketing groups, as well as even customers, in forecasting the upturn in the strength of commodity markets. So as early as October last year we have been out working with suppliers, not only our direct suppliers but our second tier suppliers, and helping them understand this inventory cycle and how it's going to impact their sales.

I think we are more ahead of it, if you will, certainly than we were coming into the 2004 cycle. Our ability to ramp up now is really a function of how fast we can bring the supply chain along. Our ability -- we are kind of capacitized for $55 billion or so top-line sales and revenue, but you have got to bring a supply base up to get to that kind of level and that is going to take some time.

We are working that issue very hard. Again, we had a roadshow in October helping them get prepared for this eventuality. We weren't certain it would happen, but we thought there was a high probability. So I think we are out in front of this to a reasonable extent compared to where we were back in 2004.

 Jamie Cook - Credit Suisse - Analyst

 All right. Thanks, and best of luck, Jim.

Operator

 Ted Grace.

 Ted Grace - Avondale Partners - Analyst

Good morning, it's Ted Grace from Avondale Partners. I had a quick question on integrated services. In the press release we could see that it was about 47% of 1Q revenue. Just wondering if you could give us a year-ago comp and then if you could also speak to kind of the key elements.

I know you mentioned that aftermarket parts was looking better on the outlook side. I am just wondering if you might be able to give us some more color on machines versus engines. And then if you could give us any color on some of the other big parts, logistics, and Progress Rail would be terrific. Thank you.

Mike DeWalt - Caterpillar Inc. - Director, IR

Yes, I am going from memory here, Ted, but I think last year was around 40% in terms of integrated services so this year is little bit above that. So in other words, last year we did $9.2 million and 40% of that would have been integrated service-related.

 Ted Grace - Avondale Partners - Analyst

 Okay. And then any specific color on Machines versus Engines and logistics versus Progress Rail? We can already see what happened with Financial Services.

Mike DeWalt - Caterpillar Inc. - Director, IR

Yes, yes. The only place where it actually made any specific comments is around the aftermarket piece of that, and that is definitely improving. Again, the rest of the -- or in general the integrated services businesses, they don't go up and down as dramatically as certainly new machine and new engine sales.

So I'll sort of leave it at that. We have never really broken them out and shown them separately.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

And I would just add a couple things. The manufacturing business and our Progress Rail element have performed well in 2009, as we expected them to do, and they are enjoying a bit of an uptick as well, not dissimilar to the rest. So it's kind of across the board, but the big driver is those aftermarket parts, as we have said many times. And that is important to us.

 Ted Grace - Avondale Partners - Analyst

 Okay, thank you very much.

Operator

 Andrew Casey.

 Andrew Casey - Wells Fargo Securities - Analyst

Wells Fargo Securities. Thanks and good morning. Clarification on the gas turbine comments. Should we expect production to flip positive when compared to the prior year as you get to the end of 2010? And then lastly is the $55 billion capacity size for the Company at today's pricing levels?

 Mike DeWalt - Caterpillar Inc. - Director, IR

The answer the first question is if you look at Solar, just a couple of observations. One, we said full-year could be close to last year, but last year they had a really big first quarter and second quarter. And already in the first quarter their deliveries were below the first quarter of a year ago. So the last three quarters ought to be better.

They had a really big second quarter, so I would suspect that year-over-year they will probably see a bigger increase in the second half of the year.

I am sorry, Andy, what was the second part of your question?

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

But having said that, Mike, we are still cautionary beyond in terms of where we are going to be in 2010. We were surprised by a couple of big orders we did not anticipate. We will see how it goes after that. So I would say that is a fair comment of Mike's, but we would go no further.

 Andrew Casey - Wells Fargo Securities - Analyst

 Okay. Thanks, Doug. The second part --?

 Mike DeWalt - Caterpillar Inc. - Director, IR

On the capacity issue, that is a rough number. Again, we actually did over $51 billion at 2008 prices in 2008 with only one quarter of Cat Japan in the number. So basically the $55 million is an observation based off where we were in 2008.

 Andrew Casey - Wells Fargo Securities - Analyst

 Okay. I just wanted to clarify that in front of whatever the strategies are for Tier 4.

Jim Owens - Caterpillar Inc. - Chairman & CEO

 That does not include Tier 4 pricing.

Mike DeWalt - Caterpillar Inc. - Director, IR

 Right. No, that would be, let's say, where we are at today. Tier 4 pricing would definitely go up.

 Andrew Casey - Wells Fargo Securities - Analyst

 Okay. Thank you very much.

Operator

 Barry Bannister.

 Barry Bannister - Stifel Nicolaus - Analyst

Barry Bannister, Stifel Nicolaus. I was looking at an Engineering News Record article on February 22 and it said that CAT construction equipment prices will rise about 12% over the next four years as the Company rolls out Tier 4. Then it goes on to say that about a third of the increase or 4% would start in 2010, said CAT officials at the Peoria headquarters.

Pricing in the quarter was 2%. Are you planning on trying to do 4% this year or was the article out of context? And does 12% over several years sound about right?

Mike DeWalt - Caterpillar Inc. - Director, IR

The 12% was really starting in 2011, not 2010, when Tier 4 starts. And that is not necessarily an overall machine number. We have adjusted in those places where you are going to get Tier 4. For the product that goes to emerging markets that is not Tier 4 that certainly wouldn't apply.

The point of the article, Barry, was that on average over the Tier 4 implementation, we are seeing a cost increase and we felt the need to get about 4% for Tier 4. And the thought was that we would try to do it uniformly over a few years rather than just one lump sum at introduction, say, in 2011.

So it really wasn't so much a 2010 comment.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

Let me come back to this little bit, Barry, in terms of Tier 4 phase-in, and Tier 4 is not a big bang by any stretch. In fact there is some fairly narrow horsepower band ratings that phase-in beginning January 1, 2011. That is the very first pricing activity that we would take for Tier 4 emissions. Then over the next four years culminating with the big high horsepower stuff in locomotives and barges, Tier 4 is done.

But nothing happens in 2010 and then it's really a building wave in 2011, 2012, 2013, 2014, and 2015 as those new products come in. There are lots of ways to use the regulations to the industry's benefit in there as well. So we will be talking a lot more about that probably in August and you will see as we go what our strategy will be as the year rolls on.

 Barry Bannister - Stifel Nicolaus - Analyst

 Okay. Thanks, guys.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 I think we have time for one or two more, and then Jim will wrap up. Next question.

Operator

 Alexander Blanton.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Next question? Alex, you got back in the queue.

 Alexander Blanton - Ingalls & Snyder - Analyst

Yes, I did. Thank you very much. Listen, I just wanted to say one thing. Thanks for allowing a dialogue on our questions this time, because it really didn't work too well last time cutting us off right at the beginning of the answer. So I think that worked a lot better and you got everybody in it looks like.

Just could you clarify what that 12% is on the last question from Barry? Is it 4% a year for three years? Is that --?

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Yes, I think what we talked about is increases of up to 12% on Tier 4 product and we were going to phase it in.

 Doug Oberhelman - Caterpillar Inc. - Vice Chairman & CEO-Elect

Remember Tier 4 is machines, engines, locomotives, every single product off-road we make across our 300 product families and beyond, so it's a very broad statement that applies to a lot of things. The specifics -- we will be dealing with the specifics as we introduce these products going forward. It's a very -- almost technical review of pricing as well as competitive environment at that time.

 Alexander Blanton - Ingalls & Snyder - Analyst

But it sounds like it's because you are phasing in various products each year. Because if the cost -- if it's just a cost catch up, picking up the cost of this, and you only do 4% the first year, would there be a negative impact on your costs that year in tune --?

Mike DeWalt - Caterpillar Inc. - Director, IR

We will talk about that more when it happens in 2011, but remember all the sales don't phase-in the first year either.

 Alexander Blanton - Ingalls & Snyder - Analyst

 All right, so it phases in along with the sales. Thank you.

Operator

 Andrew Obin.

 Andrew Obin - BofA Merrill Lynch - Analyst

Yes, BofA Merrill Lynch. I guess I have to learn how to punch numbers in better. The question I have is on phasing in of the manufacturing costs throughout the year.

Could you just give us some guidance as to -- this is the number you disclosed in your [water flow] chart. How should we be thinking about it throughout the year and if it can actually become a drag by the end of the year?

 Mike DeWalt - Caterpillar Inc. - Director, IR

Well, again manufacturing costs are material, labor and overhead, warranty, and we expect all of those to be favorable for the full year. They were actually pretty favorable in the first quarter.

You know, I think for material costs, it's probably a little bit easier in the first quarter because we were coming out of the first quarter of 2009 and it was coming off of maybe a higher cost level coming out of 2008. So I would say probably for material costs with -- commodity prices is up and I think the comps will get increasingly difficult. So I think material costs will get harder as we go through the year.

I think in terms of labor and overhead we got a lot of programs in place. I think we are doing a pretty good job. Now the first quarter of last year we did -- that is when we started the ramp down, but I think it will probably be favorable as we go through the year.

I think with further implementation of CAT Production System, we got higher volumes, and all that ought to be pretty good for manufacturing costs.

 Andrew Obin - BofA Merrill Lynch - Analyst

 So by Q4 it would still be better than nothing, right?

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Again, I would --

 Andrew Obin - BofA Merrill Lynch - Analyst

 I understand it's hard to forecast the future, but generally that is the direction I should be thinking of?

 Mike DeWalt - Caterpillar Inc. - Director, IR

Yes, I think that is correct. Again, though, I think the comps get harder as you go through the year on material costs. So that is one where I would guess the gap would be shrinking.

 Andrew Obin - BofA Merrill Lynch - Analyst

 Terrific, thank you very much.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Okay, with that we will let Jim wrap up and --

 Jim Owens - Caterpillar Inc. - Chairman & CEO

Well, thanks, Mike, and thanks to all of you. I have -- let me just start by saying I have enjoyed the opportunity over the last 6 and one-half years to work with the analyst community. You have been very understanding. We have had good working rapport, I would say, and I appreciate the work that you all do.

Secondly, of course, the greatest honor for me has been to play quarterback for what I think is one of the finer companies on the global stage, great people the world over. And in terms of accomplishments, the people side of the equation, what we have done on the safety and engagement side, I think bodes very well for the future of our company and is just indicative of the kind of very positive change that we have made on a continuous and steady basis.

We are very much focused on managing through the cycle. I think we were challenged certainly to get the pull-through we would have liked with explosive growth from 2003 through 2008. I think we demonstrated a lot of capability, maybe surprising some of you, on our ability to manage a very troublesome and horrific recession in 2009. I think it was one of our finest hours.

We showed a lot of nimbleness in taking costs out in a hurry and did achieve what we considered the hat trick of sustaining profitability, sustaining our credit rating, and our dividend. And I think we continued to invest in key capacity bottlenecks and in research and engineering that bode very well for our future.

We are very much focused on delivering results for long-term shareholders. Sometimes I know that doesn't square with the image of CEOs that are focused on just quarterly pennies, but we are very much focused on the long-term shareholder. I think we have our company exceptionally well-positioned for growth on a global scale.

I can't tell you -- I was honored with Doug's opening comments, but I think the transition that we have planned has been well laid out. It's going exceptionally well. I am confident you are going to hear a strategy rollout in August which shows you exactly how the team is going to take our company to another level going forward for the next five to ten years.

So, again, it has been an exciting time. I, again, appreciate all the work and rapport we have had. Good luck on these forecasts for the coming year.

 Mike DeWalt - Caterpillar Inc. - Director, IR

 Okay, with that we are at the end of our hour. Thank you very much and we will be talking to you over the next quarter.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.